                                                                    Exhibit 99.2

   For purposes of this Exhibit 99.2, unless the context otherwise requires:

  .   "we," "us," "AmerisourceBergen" and "the Company" refer to
      AmerisourceBergen Corporation and its subsidiaries on a consolidated basis.

  . "AmeriSource" refers to AmeriSource Health Corporation and its subsidiaries on a consolidated basis.

  . "Bergen" refers to Bergen Brunswig Corporation and its subsidiaries on a consolidated basis.

  . All industry statistics in this report were obtained from data prepared or provided by Healthcare Distribution Management Association ("HDMA") and other recognized industry sources.

                               AmerisourceBergen

   We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with operating revenue (excluding bulk shipments) of approximately $40 billion, Adjusted EBITDA, as defined below, of approximately $804 million and operating income of approximately $718 million for the fiscal year ended September 30, 2002.

   We were formed in connection with the merger of AmeriSource and Bergen, which was consummated in August 2001. As a result of the merger, AmerisourceBergen is the largest pharmaceutical services company in the United States that is dedicated solely to the pharmaceutical supply chain. We believe that we are the leading wholesale distributor of pharmaceutical products and services to hospital systems (hospitals and acute care facilities), alternate site customers (mail order facilities, physicians' offices, long-term care institutions, and clinics), independent community pharmacies, and regional drugstore and food merchandising chains. Also a leader in the institutional pharmacy marketplace, we provide outsourced pharmacies to long-term care and workers' compensation programs.

   We are organized based upon the products and services we provide our customers. We have two operating segments: Pharmaceutical Distribution and PharMerica.

   The Pharmaceutical Distribution segment includes AmerisourceBergen Drug Company ("AB Drug") and AmerisourceBergen Specialty Group ("The Specialty Group"). AB Drug includes the full-service pharmaceutical distribution facilities, American Health Packaging, and other healthcare related businesses. AB Drug sells pharmaceuticals, over-the-counter medicines, health and beauty aids, and other health-related products to hospitals, managed care facilities, and independent and chain retail pharmacies. American Health Packaging packages oral solid medications for nearly any need in virtually all settings of patient care. AB Drug also provides promotional, inventory management and information services to its customers. The Specialty Group sells specialty pharmaceutical products and services to physicians, clinics and other providers in the oncology, nephrology, plasma and vaccines sectors. The Specialty Group also provides third party logistics and reimbursement consulting services to healthcare product manufacturers.

   The PharMerica segment consists solely of our PharMerica operations. PharMerica provides institutional pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, and residential living communities. PharMerica also provides mail order pharmacy services to chronically and catastrophically ill patients under workers' compensation programs, and provides pharmaceutical claims administration services for payors.

   We have positioned ourselves in our markets as the only national wholesale pharmaceutical distributor exclusively focused on pharmaceutical product distribution, services and solutions. We serve the following major market segments:

  .   acute care hospitals and health systems;

  .   independent community pharmacies;

  .   the alternate site market; and

  .   national and regional retail pharmacy chains.

   We currently serve customers throughout the United States through a geographically diverse network of distribution centers. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers and to lower overall costs in the pharmaceutical supply chain.

   Our customer base is geographically diverse and balanced with no single customer representing more than 10% of fiscal 2002 operating revenue. We have one of the leading market positions in pharmaceutical distribution to the hospital systems/acute care facilities market and the alternate site facilities market, which represented approximately 53% of fiscal 2002 operating revenue, and the independent community pharmacies and national and regional retail pharmacy chains, which represented approximately 47% of fiscal 2002 operating revenue.

   In the alternate site market, we supply pharmaceuticals and other related products and services to the oncology, nephrology, vaccine, plasma and other specialty healthcare markets. We serve a continuum of customers including physicians' offices and clinics, skilled nursing facilities, mail-order facilities, assisted living centers and chronically ill patients. We also provide plasma products to acute care hospitals.

                               Industry Overview

   We have benefited from the significant growth of the full service wholesale drug industry in the United States. According to an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales grew from approximately $73 billion in 1995 to an estimated $196 billion in 2002 and are expected to grow to approximately $287 billion in 2005.

   The factors contributing to the growth of the full service wholesale drug industry in the United States, and other favorable industry trends, include:

  .   an aging population;

  .   the introduction of new pharmaceuticals;

  .   the increased use of outpatient drug therapy;

  .   rising pharmaceutical prices; and

  .   the expiration of patents for brand name pharmaceuticals.

   We expect wholesale drug revenue, gross margins and profitability will continue to benefit from these trends. For example, sales of pharmaceuticals to individuals over age 55, who suffer from greater incidence of chronic illnesses and disabilities and account for higher annual pharmaceutical expenditures, are expected to increase. The population in this age group is projected to increase from approximately 59 million in 2000 to more than 75 million by the year 2010. Also, the introduction of new compounds through traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, have been responsible for significant increases in pharmaceutical sales. We expect this trend to continue as manufacturers strive to generate new compounds and delivery methods that are more effective in treating diseases. We also expect that, consistent with historical trends, price increases on pharmaceutical products will continue to equal or exceed the overall Consumer Price Index. These price increases create opportunities for appreciation on inventory acquired in advance of price increases, thereby enhancing profitability. We also believe that gross profit margins will be favorably impacted because a significant number of patents for widely-used brand name pharmaceutical products will expire in the next several years and because generic products have historically provided a greater gross profit margin opportunity than brand name products.

                               Business Strategy

   Our business strategy is anchored in national pharmaceutical distribution and services, reinforced by the value-added healthcare solutions we provide our customers and suppliers. This focused strategy has significantly expanded our business and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

  . Continue Growth in Existing Markets. We believe that we are well-positioned to continue to grow in our existing markets by: (i) providing superior distribution services to our customers and suppliers, which is reflected in the high rankings we have achieved in customer service surveys; (ii) delivering value-added solutions which improve the efficiency and competitiveness of both customers and suppliers, allowing the supply chain to better deliver healthcare to patients and consumers;
      (iii) maintaining our low-cost operating structure to ensure that our services are priced competitively in the marketplace; and (iv) maintaining our decentralized operating structure to respond to customers' needs more quickly and efficiently and to ensure the continued development of local and regional management talent.

  .   Expand Growth Opportunities through Healthcare Solutions for
      Customers. We are continually enhancing our services and packaging these services into programs designed to enable customers to improve sales and compete more effectively. These solutions also increase customer loyalty and strengthen AmerisourceBergen's overall role in the pharmaceutical supply chain. They include: iECHO(R) and iBergen, our proprietary internet-based ordering systems; Family Pharmacy(R) and Good Neighbor Pharmacy(R), which enable independent community pharmacies and small chain drugstores to compete more effectively through access to pharmaceutical benefit and merchandising programs, disease management services and pharmaceutical care programs, and best-priced generic product purchasing services; Pharmacy Healthcare Solutions, which provides hospital pharmacy consulting to improve operational efficiencies; AmerisourceBergen Specialty Group, which delivers a comprehensive supply of disease-state based products and services in oncology, nephrology, vaccines, injectables and plasma to a variety of providers of healthcare; American Health Packaging, which delivers unit dose, punch card and unit-of-use packaging for institutional and retail pharmacy customers; and Rita Ann, our cosmetics distributor.

  . Expand Growth Opportunities through Healthcare Solutions for Our Suppliers. We have been developing solutions for our suppliers to improve the efficiency of the healthcare supply chain. Programs for suppliers to assist with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging and product data reporting are examples of value-added solutions we currently offer. We believe these services will continue to expand, further contributing to our revenue and income growth. We also intend to acquire companies that deliver complementary value-added products and services to our existing customers and suppliers to enhance our position in the pharmaceutical supply chain.

  . Improve Operating and Capital Efficiencies. We believe we have one of the lowest operating cost structures among our major national competitors. We have developed merger integration plans to consolidate our existing pharmaceutical distribution facility network and establish new, more efficient distribution centers. More specifically, our plan is to have a distribution facility network consisting of 30 facilities in the next four to five years. We plan to accomplish this by building six new facilities, expanding seven facilities, closing 28 facilities and implementing a new warehouse operating system. During fiscal 2002, we closed seven facilities. We also intend to further reduce operating expenses as a percentage of revenue by eliminating duplicate administrative functions. These measures are designed to reduce marginal operating costs, provide greater access to financing sources and reduce the cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt "best practices" in warehousing activities and increase operating leverage due to increased volume per full-service distribution facility.

                              Recent Developments

Our Acquisition of AutoMed Technologies, Inc.

   On July 15, 2002, we acquired all of the outstanding stock of AutoMed Technologies, Inc., a leading provider of automated pharmacy dispensing equipment with annual revenues of approximately $60 million, for $120 million in cash, subject to adjustment based on a final calculation of AutoMed's working capital as of the acquisition date. This $120 million payment included our repayment of AutoMed's debt of approximately $52 million. The agreement and plan of merger provides for contingency payments, not to exceed $55 million, based on AutoMed achieving defined earnings targets through the end of calendar 2004. We have the option to make these payments in cash or in shares of our common stock. The initial allocation of the purchase price, subject to adjustment, was based on the estimated fair values of AutoMed's assets and liabilities at the effective date of the acquisition and was allocated as follows: tangible assets of $23 million, goodwill and identifiable intangible assets of $110 million and liabilities of $12 million. AutoMed's results of operations have been included as a component of our Pharmaceutical Distribution segment from the date of the acquisition.

Pending Acquisition of Bridge Medical, Inc.

   On November 5, 2002, we announced that we signed a definitive agreement to purchase Bridge Medical, Inc., a leading provider of barcode-enabled point-of-care software designed to reduce medication errors and decrease costs in healthcare facilities, for approximately $27 million to be paid primarily in our common stock. The agreement also includes incentive payments of up to a maximum of $55 million based on Bridge Medical achieving defined earnings targets through the end of calendar 2004. We intend to make the payments primarily in shares of our common stock. We expect to close this transaction before the end of calendar 2002.

Recent Results

   On November 5, 2002, we reported results for our fourth fiscal quarter and year ended September 30, 2002. Set forth below for comparative purposes are unaudited pro forma consolidated results of operations for the three months ended and for the fiscal year ended September 30, 2001 assuming the merger and the related financing transactions had occurred at the beginning of the respective periods.

   The unaudited pro forma operating results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of the actual results which might have occurred had the operations and management of AmeriSource and Bergen been combined during the periods presented. In addition, the unaudited pro forma operating results for periods ending September 30, 2001 exclude expenses associated with merger-related facility consolidations, employee severance and other integration activities. The following table should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Condensed Statement of Operations, including the notes thereto, included elsewhere in this report.

                                                                                              Pro Forma
                                                        Pro Forma                            Three Months       Three Months
                                                        Year Ended         Year Ended           Ended              Ended
                                                    September 30, 2001 September 30, 2002 September 30, 2001 September 30, 2002
                                                    ------------------ ------------------ ------------------ ------------------
                                                                 (in thousands, except per share data) (unaudited)
Statement of Operations Data:
Revenue:
  Operating revenue................................    $34,599,310        $40,240,714        $ 9,052,684        $10,357,502
  Bulk deliveries to customers' warehouses.........      4,532,479          4,994,080          1,344,635          1,243,418
                                                       -----------        -----------        -----------        -----------
  Total revenue....................................     39,131,789         45,234,794         10,397,319         11,600,920
Cost of goods sold.................................     37,251,048         43,210,320          9,914,672         11,072,301
                                                       -----------        -----------        -----------        -----------
Gross profit.......................................      1,880,741          2,024,474            482,647            528,619
Operating expenses:
  Distributing, selling and administration.........      1,213,310          1,220,651            319,985            314,184
  Depreciation and amortization(a).................         63,061             61,151             16,160             16,962
  Special charges..................................         (2,716)(b)         24,244(c)          (2,716)(b)          3,859(d)
                                                       -----------        -----------        -----------        -----------
Operating income...................................        607,086            718,428            149,218            193,614
Equity in losses of affiliates and other...........         13,055              5,647              6,919              4,460
Interest expense(e)................................        181,068            140,734             39,015             31,663
                                                       -----------        -----------        -----------        -----------
Income before taxes................................        412,963            572,047            103,284            157,491
Income taxes.......................................        161,027            227,106             40,318             62,531
                                                       -----------        -----------        -----------        -----------
Net income(a)......................................    $   251,936        $   344,941        $    62,966        $    94,960
                                                       ===========        ===========        ===========        ===========
Earnings per share:
  Basic............................................    $      2.44        $      3.29        $      0.61        $      0.89
  Diluted(f).......................................    $      2.38        $      3.16        $      0.59        $      0.86
Weighted average common shares outstanding:
  Basic............................................        103,089            104,935            103,354            106,225
  Diluted..........................................        109,314            112,228            110,844            113,134
Other Operating Information:
EBITDA(g)..........................................    $   657,092        $   773,932        $   158,459        $   206,116
Adjusted EBITDA(h).................................    $   667,431        $   803,823        $   162,662        $   214,435
Ratio of Adjusted EBITDA to interest expense.......           3.7x               5.7x               4.2x               6.8x
Ratio of total debt to Adjusted EBITDA.............           2.8x               2.3x                n/a                n/a
Ratio of earnings to fixed charges(i)..............           3.1x               4.6x               3.4x               5.3x
Capital expenditures...............................    $    48,816        $    64,159        $     6,608        $    23,520

                                                                     As of           As of
                                                    As of        June 30, 2002 September 30, 2002
                                              September 30, 2001  (unaudited)     (unaudited)
                                              ------------------ ------------- ------------------
                                                     (in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents....................    $   297,626      $   363,406     $   663,340
Total assets.................................     10,291,245       10,432,694      11,213,012
Total debt (including current portion of
 $2,468, $45,000 and $60,819)(j).............      1,874,379        1,813,631       1,817,313
Total stockholders' equity...................      2,838,564        3,190,071       3,316,338
Book value per share.........................    $     27.41      $     30.13     $     31.12

--------
(a) As of October 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which revises the accounting and financial reporting standards for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. In accordance with the transition provisions of SFAS No. 142, we did not amortize goodwill arising from the merger in fiscal 2001. In fiscal 2002, we have discontinued the amortization of all goodwill. Pursuant to SFAS No. 142, we were required to complete an initial impairment test of goodwill within six months of adopting the standard, with any impairment charges recorded as a cumulative effect of a change in accounting principle. We completed our initial impairment test in the quarter ended March 31, 2002 and determined that no impairment existed. We completed our annual impairment test in the fourth quarter of fiscal 2002 and determined that no impairment existed. The pro forma financial information has been adjusted to eliminate all historical goodwill amortization.
(b) Special charges include a credit of $2.7 million relating to a reduction in a reserve for an environmental liability.
(c) Special charges include merger costs of $24.2 million, which principally relate to consulting fees in connection with the merger.
(d) Special charges include merger costs of $3.9 million, which principally relate to consulting fees in connection with the merger.
(e) Interest expense includes distributions made on company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of the Company.
(f) Diluted earnings per share considers the 5% convertible subordinated notes as if converted and, therefore, the effect of interest expense related to these notes is added back to net income.
(g) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because AmerisourceBergen believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the industry may calculate EBITDA differently than AmerisourceBergen does. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of AmerisourceBergen's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.
(h) Adjusted EBITDA is calculated by adding to or deducting from EBITDA certain items that AmerisourceBergen believes are not indicative of its future operating performance. These items consist of (i) merger costs that principally relate to consulting fees incurred during the quarter and fiscal year ended September 30, 2002 in connection with the merger, (ii) a reduction of a reserve during the quarter and fiscal year ended September 30, 2001 relating to a reduction in an estimated environmental liability and (iii) equity in losses of affiliates and other. See "SEC Review." The following table summarizes the impact of these adjustments to EBITDA for the periods indicated:


                                                                                  Pro Forma
                                            Pro Forma                            Three Months       Three Months
                                            Year Ended         Year Ended           Ended              Ended
                                        September 30, 2001 September 30, 2002 September 30, 2001 September 30, 2002
                                        ------------------ ------------------ ------------------ ------------------
                                                                (in thousands) (unaudited)
EBITDA.................................      $657,092           $773,932           $158,459           $206,116
Adjustments:
   Merger costs:
      Consulting fees..................            --             16,553                 --              2,391
      Accelerated vesting of
       AmeriSource stock options.......            --              2,149                 --                 --
      Other............................            --              5,542                 --              1,468
                                             --------           --------           --------           --------
         Total merger costs............            --             24,244                 --              3,859
                                             --------           --------           --------           --------
   Environmental remediation...........        (2,716)                --             (2,716)                --
   Equity in losses of affiliates and
    other..............................        13,055              5,647              6,919              4,460
                                             --------           --------           --------           --------
Adjusted EBITDA........................      $667,431           $803,823           $162,662           $214,435
                                             ========           ========           ========           ========

    The EBITDA amounts presented above for the respective pro forma periods ended September 30, 2001 are presented after pro forma adjustments. See "Notes to Unaudited Pro Forma Consolidated Condensed Statement of Operations--Pro Forma Adjustments." Certain of these pro forma adjustments include other non-recurring charges.

    Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table above. Adjusted EBITDA is presented because AmerisourceBergen believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the industry may present Adjusted EBITDA differently than AmerisourceBergen does. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of AmerisourceBergen's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See "Consolidated Statements of Cash Flows" included in AmerisourceBergen's financial statements.
(i) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

(j) Total debt includes company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of the Company of $274,616 as of September 30, 2001, $275,120 as of June 30, 2002
    and $275,288 as of September 30, 2002.

                     Summary Discussion of Recent Results

   The following discussion is a summary discussion of recent results based on our preliminary analysis of fiscal 2002 financial information. The following discussion is not intended to be, and should not be considered, a comprehensive and definitive discussion and analysis of our results by AmerisourceBergen management.

  Consolidated Results

  . Operating revenue, which excludes bulk deliveries, for the quarter ended September 30, 2002 increased 14% to $10.4 billion from $9.1 billion in the prior-year quarter on a pro forma basis. Bulk deliveries decreased to $1.2 billion in the quarter ended September 30, 2002 compared to $1.3 billion in the prior year quarter on a pro forma basis. Operating revenue for both the pharmaceutical distribution segment ($10.2 billion for the quarter ended September 30, 2002, including $201.2 million of intersegment sales to PharMerica) and PharMerica ($386.1 million for the quarter ended September 30, 2002) grew 14% from the prior year quarter on a pro forma basis. During the quarter ended September 30, 2002, 54% of operating revenue in the pharmaceutical distribution segment was from institutional customers and 46% was from retail customers. This compares to a 52% institutional and 48% retail split in the prior year quarter on a pro forma basis. Operating revenues for both customer groups grew at greater than 10% for the quarter ended September 30, 2002 compared to the prior year quarter on a pro forma basis. The increase in PharMerica's operating revenues was principally attributable to its workers' compensation business, which grew at a faster rate than its long-term care business. Operating revenue for the fiscal year ended September 30, 2002 increased 16% to $40.2 billion from $34.6 billion in the prior fiscal year on a pro forma basis. Bulk deliveries increased by 10% to $5.0 billion in the fiscal year ended September 30, 2002 compared to $4.5 billion in the prior fiscal year on a pro forma basis. We expect operating revenue to grow in the future at a rate similiar to the growth of the pharmaceutical market which currently is estimated by IMS Health Inc. to be 11% to 14% over the next few years.

  . Operating income of $193.6 million for the quarter ended September 30, 2002 reflects an increase of 30% from $149.2 million in the prior year quarter on a pro forma basis. Operating income of $718.4 million for the fiscal year ended September 30, 2002 reflects an increase of 18% from $607.1 million in the prior fiscal year on a pro forma basis. Excluding special charges, our operating income in the fiscal year ended September 30, 2002 was $742.7 million, which represents a 23% increase compared to $604.4 million in the prior fiscal year on a pro forma basis.

  . Four distribution facilities were consolidated during the quarter ended September 30, 2002, bringing the total number of distribution facilities consolidated during fiscal 2002 to seven, consistent with the plans previously announced by us.

  . Special charges primarily related to the merger and merger integration in the quarter ended September 30, 2002 were approximately $3.9 million and for the year ended September 30, 2002 were approximately $24.2 million.

  . Operating income as a percentage of operating revenues increased in the quarter and year ended September 30, 2002 in both business segments versus the corresponding prior year periods on a pro forma basis due to lower operating expenses as a percentage of operating revenues, which more than offset lower gross margins. Operating expenses decreased as a percentage of operating revenues due to customer mix changes, operational efficiencies and synergy cost savings from the merger integration effort in the pharmaceutical distribution segment. PharMerica's expense margin was favorably impacted by its faster growing workers' compensation business and the move to a single information technology platform combined with receivable and operating discipline in its long-term care business. Gross margins decreased due to changes in customer mix and competitive selling price pressures in both business segments.

  . Strong working capital management and historically low market interest rates contributed to a significant reduction in interest expense from the prior year quarter and prior fiscal year on a pro forma basis.

  . Net income of $95.0 million for the quarter ended September 30, 2002 reflects an increase of 51% from $63.0 million in the prior year quarter on a pro forma basis. Diluted earnings per share of $0.86 in the quarter ended September 30, 2002 reflects a 46% increase as compared to $0.59 per share in the prior year quarter on a pro forma basis. Net income of $344.9 million for the fiscal year ended September 30, 2002 reflects an increase of 37% from $251.9 million in the prior fiscal year on a pro forma basis. Diluted earnings per share of $3.16 in the fiscal year ended September 30, 2002 reflects a 33% increase as compared to $2.38 per share in the prior fiscal year on a pro forma basis. Excluding special charges, diluted earnings per share for the fiscal year ended September 30, 2002 was $3.29, reflecting an increase of 39% compared to the prior fiscal year on a pro forma basis.

                         Risks Related to Our Business

AmerisourceBergen may not realize all of the anticipated benefits of the merger.

   The success of the merger will depend in part on our ability to realize the anticipated synergies of $150 million per year by the end of fiscal 2004 and growth opportunities from integrating the businesses of AmeriSource and Bergen. Our success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of AmeriSource's and Bergen's operations. Even if we are able to integrate the business operations of AmeriSource and Bergen successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost savings and growth opportunities that we currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies.

Intense competition may erode our profit margins.

   The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

  . national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation;

  .   regional and local distributors of pharmaceuticals;

  .   chain drugstores that warehouse their own pharmaceuticals;

  .   manufacturers who distribute their products directly to customers; and

  .   other specialty distributors.

   Some of our competitors have greater financial resources than we have. Competitive pressures have contributed to a decline in our pharmaceutical distribution segment gross profit margins on operating revenue from 4.7% on a combined basis in fiscal 1997 to 3.9% in fiscal 2002. This trend may continue and our business could be adversely affected as a result.

   PharMerica faces competitive pressure from other market participants that are significantly larger than it is and that have significantly greater financial resources than it does. These competitive pressures could lead to a decline in gross profit margins for PharMerica in the future. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and PharMerica may encounter substantial competition from new local market entrants. These factors could adversely affect PharMerica's business in the future.

The changing United States healthcare environment may impact our revenue and income.

   Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income.

Our operating revenue and profitability may suffer upon our loss of, or the bankruptcy or insolvency of, a significant customer.

   During the fiscal year ended September 30, 2002, sales to the federal government (including sales under separate contracts with different departments and agencies of the federal government), accounted for approximately 9% of our operating revenue. In addition, we have contracts with group purchasing organizations ("GPOs") which represent a concentration of buying power among multiple healthcare providers. While we believe the risk of default by a federal government agency is minimal and the credit risk with a GPO contract is spread among the members of the GPO that purchase products from us, loss of a major federal government customer or GPO could lead to a significant reduction in revenue. Other than the federal government, we have no individual customer that accounted for more than 5% of our fiscal 2002 operating revenue. During the fiscal year ended September 30, 2002, our revenues generated from bulk deliveries to customers' warehouses primarily consisted of sales to Merck-Medco.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

   Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

   In addition, the wholesale drug distribution businesses of AmeriSource and Bergen were based on different IT systems. We are in the process of evaluating the differing systems and intend to use a common IT system in the future. This process is complex and will take several years to complete. During systems conversions of this type, workflow may be temporarily interrupted, which may cause interruptions in customer service. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks which could cause failures in our IT systems and disrupt our operations.

Our operations may suffer if government regulations regarding pharmaceuticals change.

   The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, or DEA, the Food and Drug Administration, or FDA, various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

   We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave the Company, our operating results may be adversely affected.

   We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

   Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of PharMerica's pharmaceutical dispensing, medical record keeping, third party billing and other services, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our growth may be limited and our operating results and/or financial condition may be adversely affected if we are unable to identify suitable acquisition candidates or if we undertake acquisitions of businesses that do not perform as we expect.

   Since 1995, and prior to the merger of AmeriSource and Bergen, each of AmeriSource and Bergen completed several acquisitions. Through these acquisitions and other investments, AmeriSource and Bergen expanded their respective geographic presence and breadth of service offerings. We expect to continue to acquire companies as an element of our growth strategy. Acquisitions are among the ways by which we seek to expand our presence in strategically important markets and to expand the breadth and scope of our ancillary businesses and service offerings. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, many of which will not proceed beyond the assessment, discussion and/or negotiation stages. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

   Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

  . the difficulties in the integration of the operations, technologies, services and products of the acquired companies;

  .   the diversion of our management's attention from other business concerns;

  .   the assumption of unknown liabilities;

  . the failure to achieve the strategic objectives of these acquisitions or the projected results of the acquired businesses; and

  .   other unforeseen difficulties.

   We cannot assure you that we will be able to consummate any future acquisitions. Our acquisition strategy may be limited, among other things, by the availability of suitable acquisition candidates and our ability to consummate future acquisitions on terms satisfactory to us.

                         AMERISOURCEBERGEN CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

   The following unaudited pro forma consolidated condensed statement of operations is presented to illustrate the effects of the merger and the financings relating to the merger, as described hereafter, on the historical results of operations of AmerisourceBergen and Bergen, using the assumptions set forth below. Such information is not necessarily indicative of the results of operations of AmerisourceBergen that would have occurred if the merger and related financings had been consummated as of the dates indicated, nor should it be construed as being a representation of the future results of operations of AmerisourceBergen.

     Management expects that the benefits of the merger will include synergies to the combined entity resulting from, among other things, the consolidation of distribution facilities and related working capital improvements, the elimination of duplicate administrative functions and generic inventory purchasing efficiencies. We estimate that these synergies will be $150 million per year by the end of fiscal 2004. However, such synergies will be partially offset by merger-related integration expenses. In addition, our current estimates of future cost savings may prove to be inaccurate and are subject to uncertainty and to factors beyond our control. See "Risks Related to Our Business--AmerisourceBergen may not realize all of the anticipated benefits of the merger." The accompanying pro forma financial information does not include any adjustments to reflect these anticipated merger-related synergies or expenses.

   The unaudited pro forma information has been derived in part from, and should be read in conjunction with, the historical audited and unaudited consolidated financial statements and related notes of AmerisourceBergen and Bergen included elsewhere in this report.

   The unaudited pro forma consolidated condensed statement of operations of AmerisourceBergen for the fiscal year ended September 30, 2001 assumes that the merger and the related financings took place on October 1, 2000. In the following table, the "AmerisourceBergen" column includes the results of AmerisourceBergen for the fiscal year ended September 30, 2001 and the results of Bergen for the period from August 29, 2001 through September 30, 2001. The "Bergen" column includes the results of Bergen for the period from October 1, 2000 through August 29, 2001.

                         AMERISOURCEBERGEN CORPORATION

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         Year Ended September 30, 2001

                                                                                               Pro Forma
                                                                                 Pro Forma    Amerisource
                                                  AmerisourceBergen   Bergen    Adjustments     Bergen
                                                  ----------------- ----------- -----------   -----------
                                                           (in thousands, except per share data)
Operating revenue................................    $15,822,635    $18,776,675  $     --     $34,599,310
Bulk deliveries to customers' warehouses.........        368,718      4,163,761        --       4,532,479
                                                     -----------    -----------  --------     -----------
Total revenue....................................     16,191,353     22,940,436        --      39,131,789
Cost of goods sold...............................     15,491,235     21,759,813        --      37,251,048
                                                     -----------    -----------  --------     -----------
Gross profit.....................................        700,118      1,180,623        --       1,880,741
Distribution, selling and administrative.........        397,848        814,820       642(a)    1,213,310
Depreciation.....................................         18,604         38,562     1,412(b)       58,578
Amortization.....................................          2,985         21,172   (19,674)(c)       4,483
Merger costs.....................................         13,109         31,291   (44,400)(d)          --
Facility consolidation and employee severance....         10,912             --   (10,912)(e)          --
Environmental remediation........................         (2,716)            --        --          (2,716)
                                                     -----------    -----------  --------     -----------
Operating income.................................        259,376        274,778    72,932         607,086
Equity in losses (income) of affiliates and other         10,866          2,602      (413)(c)      13,055
Interest expense.................................         47,853        138,320    (5,105)(f)     181,068
                                                     -----------    -----------  --------     -----------
Income before taxes..............................        200,657        133,856    78,450         412,963
Income taxes.....................................         76,861         62,710    21,456(g)      161,027
                                                     -----------    -----------  --------     -----------
Net income.......................................    $   123,796    $    71,146  $ 56,994     $   251,936
                                                     ===========    ===========  ========     ===========
Earnings per share:
   Basic.........................................    $      2.16                              $      2.44
   Diluted(h)....................................    $      2.10                              $      2.38
Weighted average common shares outstanding:
   Basic.........................................         57,185                                  103,089
   Diluted.......................................         62,807                                  109,314

                         AMERISOURCEBERGEN CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

NOTE 1.  BASIS OF PRO FORMA PRESENTATION

   The unaudited pro forma consolidated condensed statement of operations gives effect to the merger using the purchase method of accounting. Since the former AmeriSource stockholders owned approximately 51% of AmerisourceBergen's common stock immediately after the closing of the merger, AmerisourceBergen accounted for the merger as an acquisition by AmeriSource of Bergen.

   AmerisourceBergen issued approximately 50 million shares of AmerisourceBergen common stock in exchange for approximately 135.2 million outstanding common shares of Bergen, based on an exchange ratio of 0.37 to 1 (each outstanding Bergen share was converted into 0.37 of a share of AmerisourceBergen stock).

   All AmeriSource stock options granted prior to February 15, 2001 vested 100% as of the close of business on the last day prior to the effective time of the merger. As a result of this acceleration of vesting, AmeriSource recorded a charge to its earnings on the date of acceleration. The charge was approximately $6.5 million, using the market price of the AmeriSource common stock at the date of acceleration. This amount is not reflected in the accompanying pro forma statement of operations.

   The pro forma operating results do not reflect any operating efficiencies or synergies and are not necessarily indicative of the actual results which might have occurred had the operations and management of AmeriSource and Bergen been combined during fiscal 2001. In addition, the pro forma operating results do not include any expenses associated with merger-related facility consolidations, employee severance or other integration activities.

                         AMERISOURCEBERGEN CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
          CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS--(Continued)

NOTE 2.  PRO FORMA ADJUSTMENTS

   (a) Represents the net effect of two adjustments: (i) the reduction of periodic pension expense, due to the adjustment of Bergen's pension liabilities to their fair value and (ii) the amortization of the fair value of Bergen's leases over the average remaining lease term of four years.

   (b) Represents an increase in the depreciation of Bergen's property and equipment based on the adjustment of such assets to fair value.

   (c) Represents the elimination of historical goodwill amortization expense. Under the accounting rules set forth in Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), issued by the Financial Accounting Standards Board in July 2001, goodwill is not amortized against earnings other than in connection with an impairment.

   (d) Represents the elimination of costs directly associated with the merger, including $24.4 million of Bergen's merger transaction costs, $9.4 million of merger integration costs, $6.5 million for the accelerated vesting of AmeriSource's stock options, and $4.1 million of other incremental costs.

   (e) Represents the elimination of facility consolidation and employee severance costs, which were related to the announced closures of six former AmeriSource facilities in connection with the Company's distribution network integration plans.

   (f) In connection with the merger, the Company refinanced a significant portion of its outstanding debt. This refinancing included the issuance of new senior term debt, the consummation of a new bank credit facility, the repayment of amounts outstanding under the previous bank credit facilities of AmeriSource and Bergen, and the repurchase of certain Bergen term debt. Interest expense was revised for the effect of the assumed consummation of this aforementioned refinancing at the beginning of the year. Interest for fixed-rate debt was calculated based upon the fixed rates of the new debt, while interest for variable-rate debt was calculated based on the historical benchmark rates (such as LIBOR) plus the spreads set forth in the new bank credit facilities. Historical borrowing levels were adjusted upward to reflect the assumed payment of merger costs, financing costs, and certain executive compensation and benefits on the effective date of the merger. Amortization of deferred financing costs was adjusted to reflect the costs and terms of the new bank credit facilities and debt issued.

   (g) Represents the aggregate pro forma income tax effect of Notes 2(a) through 2(f) above.

   (h) Diluted earnings per share considers the 5% convertible subordinated notes as if converted and, therefore, the effect of interest expense related to these notes is added back to net income.

NOTE 3.  RECLASSIFICATIONS

   Reclassifications have been made to the historical financial statements of AmeriSource and Bergen to conform to the presentation used by the combined company.

NOTE 4.  EARNINGS (LOSS) PER SHARE

   The pro forma earnings per share has been adjusted to reflect the issuance of AmerisourceBergen common stock in the merger based on Bergen's historical weighted average shares outstanding for the periods presented at the exchange ratio of 0.37 to 1. In addition, for the diluted earnings per share calculations, Bergen's historical weighted average shares outstanding have been adjusted to include the dilutive effect of Bergen's stock options. Additionally, the diluted earnings per share calculations consider the AmeriSource convertible subordinated notes as if they were converted and, therefore, the effect of interest expense related to these notes is added back to net income in determining income available to common stockholders.

                         AMERISOURCEBERGEN CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
          CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS--(Continued)

NOTE 5.  RECENTLY-ISSUED FINANCIAL ACCOUNTING STANDARDS

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. The Company accounted for the merger in accordance with SFAS No. 141.

   Effective October 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which revises the accounting and financial reporting standards for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. In accordance with the transition provisions of SFAS No. 142, the Company did not amortize goodwill arising from the merger in fiscal 2001. In fiscal 2002, the Company has discontinued the amortization of all goodwill. In fiscal 2001, the amortization of goodwill was approximately $1.5 million.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard sets forth the accounting for the impairment of long-lived assets, whether they are held and used or are disposed of by sale or other means. It also broadens and modifies the presentation of discontinued operations. The standard is effective for the Company's fiscal year 2003, although early adoption is permitted, and its provisions are generally to be applied prospectively. The Company has adopted this standard, effective October 1, 2002, but does not believe it will have a material impact on its consolidated financial statements.

   In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard addresses the financial accounting and reporting for costs associated with exit or disposal activities. These costs relate to termination benefits provided to current employees that are involuntarily terminated, costs to terminate a contract, and costs to consolidate facilities or relocate employees. The standard is effective for exit costs or disposal activities initiated after December 31, 2002, although early adoption is encouraged. The Company has adopted this standard effective September 23, 2002.

                             Impact of the Merger

     Management expects that the benefits of the merger will include synergies to the combined entity of $150 million per year by the end of the third year following consummation of the merger. We expect these savings will be realized from the consolidation of distribution facilities and related working capital improvements, the elimination of duplicate administrative functions and from generic inventory purchasing efficiencies. However, such synergies will be partially offset by merger-related integration expenses. We expect to incur additional charges in connection with the integration of AmeriSource and Bergen until the integration process has been completed, including an expected $20 to $25 million over the next year. In addition, our current estimates of future cost savings may prove to be inaccurate and are subject to uncertainty and to factors beyond our control. See "Risks Related to Our Business-- AmerisourceBergen may not realize all of the anticipated benefits of the merger."

                        Liquidity and Capital Resources


   The following table illustrates our debt structure at September 30, 2002, including availability under our revolving credit facilities and receivables securitization facilities.

                                                            Outstanding  Additional
                                                              Balance   Availability
                                                            ----------- ------------
Fixed-Rate Debt:                                                 (in thousands)
AmerisourceBergen 8 1/8% senior notes due 2008............. $  500,000   $       --
AmeriSource 5% convertible subordinated notes due 2007.....    300,000           --
Bergen 7 3/8% senior notes due 2003........................    150,419           --
Bergen 7 1/4% senior notes due 2005........................     99,758           --
PharMerica 8 3/8% senior subordinated notes due 2008.......    124,532           --
Bergen 6 7/8% exchangeable subordinated debentures due 2011      8,425           --
Redeemable preferred securities of subsidiary trust........    275,288           --
Other......................................................      3,891           --
                                                            ----------   ----------
   Total fixed-rate debt...................................  1,462,313           --
                                                            ----------   ----------
Variable-Rate Debt:
Revolving credit facility..................................         --      937,615
Term loan facility.........................................    300,000           --
AmeriSource receivables securitization financing due 2004..         --      400,000
Bergen receivables securitization financing due 2005.......         --      450,000
Blanco revolving credit facility...........................     55,000           --
                                                            ----------   ----------
   Total variable-rate debt................................    355,000    1,787,615
                                                            ----------   ----------
       Total debt, including current portion............... $1,817,313   $1,787,615
                                                            ==========   ==========

   Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under our revolving credit facilities and/or our securitization facilities, will be adequate to meet our future liquidity needs for at least the next few years. We may, however, need to refinance all or a portion of the principal amount of the notes on or prior to maturity.

   Our working capital usage fluctuates widely during the year, generally peaking in the second fiscal quarter due to seasonal inventory buying requirements and buy-side purchasing opportunities. During the second quarter of fiscal 2002, our highest utilization was 79% of the aggregate availability under our revolving credit facility and receivables securitization facilities, which are described below.

   We have a $1.3 billion senior secured credit facility with a syndicate of lenders. The senior credit facility consists of a $1.0 billion revolving credit facility and a $300 million term loan facility, both maturing in August 2006. The term facility has scheduled maturities on a quarterly basis beginning on December 31, 2002, totaling $60 million in each of fiscal 2003 and 2004, and $80 million and $100 million in fiscal 2005 and 2006, respectively. Interest on borrowings under the senior credit facility accrues at specified rates based on our debt ratings. Such rates range from 1.0% to 2.5% over LIBOR or 0% to 1.5% over prime. Currently, the rate is 1.5% over LIBOR or .50% over prime. Availability under the revolving credit facility is reduced by the amount of outstanding letters of credit ($62.4 million at September 30, 2002). We pay quarterly commitment fees to maintain the availability under the revolving credit facility at specified rates based on our debt ratings ranging from .25% to .50% of the unused availability. Currently, the rate is .375%. The senior credit facility contains restrictions on, among other things, additional indebtedness, distributions and dividends to stockholders, investments and capital expenditures. Additional covenants require compliance with financial tests, including leverage and fixed charge coverage ratios, and maintenance of minimum tangible net worth. We can choose to repay or reduce our commitments under the senior credit facility at any time.

   At September 30, 2002, there were no borrowings under the AmeriSource $400 million receivables securitization facility. The facility expires in May 2004 and interest rates are based on prevailing market rates for short-term commercial paper plus a program fee of 38.5 basis points. In order to borrow available amounts under this securitization facility, a back-up 364-day liquidity facility is required to be in place. The current liquidity facility expires in May 2003, but we expect that it will be renewed through May 2004. The $450 million Bergen securitization facility expires in December 2005, and interest rates are based on prevailing market rates for short-term commercial paper plus a program fee of 75 basis points. In December 2001, Bergen temporarily had increased its availability under the Bergen facility to $600 million through June 29, 2002. On June 30, 2002, the availability under the Bergen facility was reduced back to $450 million. At September 30, 2002, there were no borrowings under the Bergen receivables securitization facility. The receivables securitization facilities represent financing vehicles utilized by us because of the availability of attractive interest rates relative to other financing sources. We securitize our trade accounts and notes receivable, which are generally non-interest bearing, in transactions that are accounted for as financing transactions under Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

   Our most significant market risk is the effect of changing interest rates. We manage this risk by using a combination of fixed- and variable-rate debt. At September 30, 2002, we had approximately $1.5 billion of fixed-rate debt with a weighted average interest rate of 7.3% and $355 million of variable-rate debt with a weighted average interest rate of 3.5%. The amount of variable-rate debt fluctuates during the year based on our working capital requirements. We periodically evaluate various financial instruments that could mitigate a portion of our exposure to variable interest rates. However, there are no assurances that such instruments will be available on terms acceptable to us. There were no such financial instruments in effect at September 30, 2002. For every $100 million of unhedged variable-rate debt outstanding, a 35 basis-point increase in interest rates (one-tenth of the average variable rate at September 30, 2002) would increase our annual interest expense by $.35 million.

   Our operating results have generated sufficient cash flow which, together with borrowings under our debt agreements and credit terms from suppliers, have provided sufficient capital resources to finance working capital and cash operating requirements, fund capital expenditures, and fund the payment of interest on outstanding debt. Our primary ongoing cash requirements will be to finance working capital, fund the payment of interest on indebtedness, finance merger integration initiatives and fund capital expenditures and routine growth and expansion through new business opportunities. Future cash flows from operations and borrowings are expected to be sufficient to fund our ongoing cash requirements.

   Following is a summary of our contractual obligations for future principal payments on our debt, minimum rental payments on our noncancelable operating leases and minimum payments on our other commitments at September 30, 2002 (in thousands):

                                      Payments Due by Period
                         ------------------------------------------------
                                    Within 1   1-3      4-5     After 5
                           Total      year    years    years     years
                         ---------- -------- -------- -------- ----------
       Debt............. $1,840,800 $265,819 $241,228 $101,229 $1,232,524
       Operating leases.    141,611   47,679   56,822   26,596     10,514
       Other commitments     10,000    4,000    6,000       --         --
                         ---------- -------- -------- -------- ----------
          Total......... $1,992,411 $317,498 $304,050 $127,825 $1,243,038
                         ========== ======== ======== ======== ==========

   In addition, the $150 million Bergen 7 3/8% senior notes, which are due in January 2003, and Blanco's $55 million revolving credit facility, which expires in late May 2003, are included in the Within 1 Year column in the above repayment table. However, these two borrowings are not classified in the current portion of long-term debt on the consolidated balance sheet because we have the ability and intent to refinance them on a long-term basis. Additionally, borrowings under Blanco's facility are secured by a standby letter of credit under the senior credit facility, and therefore we are effectively financing this debt on a long-term basis through that arrangement.

   The debt amounts in the above table differ from the related carrying amounts on the consolidated balance sheet due to the purchase accounting adjustments recorded in order to reflect Bergen's obligations at fair value on the effective date of the merger. These differences are being amortized over the terms of the respective obligations.

   Other commitments represent a future minimum payment of $10 million relating to our acquisition of a physician management consulting company. We have paid $5 million for a 20% equity interest and currently expect to pay an additional $40 million, including $30 million contingent upon the entity's ability to achieve defined earnings targets, for its 100% equity ownership in the entity. The $30 million of contingent payments are not reflected in the above table. Additionally, the AutoMed agreement and plan of merger provides for contingent payments not to exceed $55 million, to be made based on AutoMed achieving defined earnings targets through the end of calendar 2004. The AutoMed contingent payments may be made in cash and/or our common stock at our discretion, and are not reflected in the above table.

   During the fiscal year ended September 30, 2002, our operating activities generated in excess of $500 million in cash.

   Capital expenditures for the fiscal year ended September 30, 2002 were $64.2 million and relate principally to investments in warehouse improvements, information technology and warehouse automation. We have developed merger integration plans to consolidate our existing pharmaceutical distribution facility network and establish new, more efficient distribution centers. More specifically, our plan is to have a distribution facility network consisting of 30 facilities. We plan to accomplish this by building six new facilities, expanding seven facilities, closing 28 facilities and implementing a new warehouse operating system. Capital expenditures related to this plan are expected to be approximately $300 million to $350 million over the next 4 to 5 years. We anticipate that future cash flows from operations along with our existing availability under our revolving credit facility and receivables securitization facilities will be adequate to fund our merger integration plans. During fiscal 2003, we intend to make between $100 million and $130 million of capital investments related to our merger integration plans.

   In fiscal 2002, we declared and paid quarterly dividends of $0.025 per share, amounting to $0.10 per share in the aggregate. A dividend of $0.025 was declared on October 30, 2002 and will be paid on December 2, 2002 to stockholders of record at the close of business on November 18, 2002.

   The following describes our cash flows provided by operating activities and cash used in investing and financing activities during the nine months ended June 30, 2002.

   During the nine months ended June 30, 2002, our operating activities generated $128.1 million in cash. This positive operating cash flow was the result of $250.0 million of net income and $103.5 million of non-cash items affecting net income. There was a $225.4 million negative cash flow effect from changes in operating assets and liabilities during the nine months primarily due to an increase in merchandise inventories of $117.6 million, an increase in accounts and notes receivable of $26.3 million and a decrease in accounts payable, accrued expenses and income taxes of $80.2 million. The increase in merchandise inventories reflects inventory required to support the strong revenue increase, as well as inventory purchased to take advantage of buy-side gross profit opportunities including manufacturer price increases and negotiated deals. Accounts and notes receivable, before changes in the allowance for doubtful accounts, were relatively consistent to the balance at September 30, 2001, despite higher revenues in the third quarter of fiscal 2002 than in the fourth quarter of fiscal 2001, primarily due to lower days sales outstanding in both the Pharmaceutical Distribution and PharMerica segments as a result of continued emphasis on receivable management at the local level. The decrease in accounts payable, accrued expenses and income taxes is principally due to the timing of payments to vendors. Operating cash uses during the nine months ended June 30, 2002 included $84.0 million in interest payments and $88.8 million in income tax payments, net of refunds.

   During the nine months ended June 30, 2001, our operating activities used $253.8 million in cash. Such cash usage primarily resulted from an increase in merchandise inventories of $391.6 million and an increase in accounts and notes receivable of $71.5 million, offset in part by an increase in accounts payable, accrued expenses and income taxes of $77.2 million. Merchandise inventories were increased to support a 20% operating revenue increase, including new Novation business. Operating cash uses during the nine months ended June 30, 2001 included $31.5 million in interest payments and $26.0 million in income tax payments, net of refunds.

   During the nine months ended June 30, 2002, we used cash of $13.1 million to purchase an initial equity interest in one business and additional equity interests in four other businesses, all of which related to the Pharmaceutical Distribution segment. We also invested an additional $4.5 million in January 2002 to acquire the majority of the remaining equity interest in a pharmaceutical distribution services entity in which we previously had a 19.9% ownership interest. Accordingly, the operating results of this entity have been included in our consolidated financial statements beginning with the acquisition date. The inclusion of the entity's operating results did not have a significant impact on consolidated revenues or net income in the quarter and the nine-month period ended June 30, 2002.

   During the nine months ended June, 2001, we sold the net assets of one of our specialty products distribution facilities for approximately $13.0 million and recognized a gain of approximately $0.5 million.

   During the nine months ended June 30, 2002, we made net repayments of $37.0 million on its receivables securitization facilities. We repaid debt of $23.1 million during the nine-month period, principally consisting of $20.6 million for the retirement of Bergen's 7% debentures pursuant to a tender offer which was required as a result of the merger. The first quarter cash distribution of $5.9 million on the Trust Preferred Securities was paid on December 31, 2001. The second and third quarter cash distributions of $5.9 million were paid on April 1, 2002 and July 1, 2002, respectively, since the quarter-end payment dates were not business days.

                                   BUSINESS

AmerisourceBergen

     We are a leading wholesale distributor of pharmaceutical products and related healthcare services and solutions in the United States. We distribute a full line of products, including pharmaceuticals, proprietary medicines, cosmetics, toiletries, personal health products, sundries and home healthcare supplies and equipment. We provide services to acute care hospitals and health systems, independent retail pharmacies, alternate site customers (physicians' offices and clinics, skilled nursing facilities, mail-order facilities, assisted living centers and patients with chronic illnesses) and national and regional retail pharmacy chains located throughout the United States. We believe we are the largest distributor of pharmaceuticals to the acute care hospital and health systems market and one of the largest wholesalers of pharmaceuticals and specialty healthcare products to the independent retail pharmacy market. We also distribute pharmaceuticals to long-term care and workers' compensation patients and provide product distribution, logistics, pharmacy management programs, consulting services and internet fulfillment services designed to reduce costs and improve patient outcomes.

Industry Overview

   We have benefited from the significant growth of the full service wholesale drug industry in the United States. According to an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales grew from approximately $73 billion in 1995 to an estimated $196 billion in 2002 and are expected to grow to approximately $287 billion in 2005.

   The factors contributing to the growth of the full service wholesale drug industry in the United States, and other favorable industry trends, include:

  . Aging Population. The number of individuals over age 55 in the United States grew from approximately 52 million in 1990 to approximately 59 million in 2000 and is projected to increase to more than 75 million by the year 2010. This age group suffers from a greater incidence of chronic illnesses and disabilities than the rest of the population and is estimated to account for approximately two-thirds of total healthcare expenditures in the United States.

  . Introduction of New Pharmaceuticals. Traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, continue to generate new compounds and delivery methods that are more effective in treating diseases. These compounds have been responsible for significant increases in pharmaceutical sales. We believe that ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry.

  . Increased Use of Outpatient Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, we believe that drug therapy has had a beneficial impact on overall healthcare costs by reducing expensive surgeries and prolonged hospital stays. Pharmaceuticals currently account for less than 10% of overall healthcare costs, and manufacturers' emphasis on research and development is expected to continue the introduction of cost-effective drug therapies.

  . Rising Pharmaceutical Prices. Consistent with historical trends, we believe that pharmaceutical price increases will continue to equal or exceed the overall Consumer Price Index. We believe that these increases will be due in large part to the relatively inelastic demand in the face of higher prices charged for patented drugs as manufacturers have attempted to recoup costs associated with the development, clinical testing and FDA approval of new products.

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

  . Expiration of Patents for Brand Name Pharmaceuticals. A significant number of patents for widely-used brand name pharmaceutical products will expire in the next several years. These products are expected to be marketed by generic manufacturers and distributed by us. We consider this a favorable trend because generic products have historically provided a greater gross profit margin opportunity than brand name products.

The Company

   We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with operating revenue (excluding bulk shipments) of approximately $40 billion, Adjusted EBITDA of approximately $804 million and operating income of approximately $718 million for the twelve-month period ended September 30, 2002.

   AmerisourceBergen was formed in connection with the merger between AmeriSource and Bergen, which was consummated in August 2001. As a result of the merger, AmerisourceBergen is the largest pharmaceutical services company in the United States that is dedicated solely to the pharmaceutical supply chain.

     We currently serve our customers throughout the United States, through a geographically diverse network of distribution centers. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers and to lower overall costs in the pharmaceutical supply chain.

Strategy

   Our business strategy is anchored in national pharmaceutical distribution and services, reinforced by the value-added healthcare solutions we provide our customers and suppliers. This focused strategy has significantly expanded our business and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

  . Continue Growth in Existing Markets. We believe that we are well-positioned to continue to grow in our existing markets by: (i) providing superior distribution services to our customers and suppliers, which is reflected in the high rankings we have achieved in customer service surveys; (ii) delivering value-added solutions which improve the efficiency and competitiveness of both customers and suppliers, allowing the supply chain to better deliver healthcare to patients and consumers;
      (iii) maintaining our low-cost operating structure to ensure that our services are priced competitively in the marketplace; and (iv) maintaining our decentralized operating structure to respond to customers' needs more quickly and efficiently and to ensure the continued development of local and regional management talent.

  .   Expand Growth Opportunities through Healthcare Solutions for
      Customers. We are continually enhancing our services and packaging these services into programs designed to enable customers to improve sales and compete more effectively. These solutions also increase customer loyalty and strengthen AmerisourceBergen's overall role in the pharmaceutical supply chain. They include: iECHO(R) and iBergen, our proprietary internet-based ordering systems; Family Pharmacy(R) and Good Neighbor Pharmacy(R), which enable independent community pharmacies and small chain drugstores to compete more effectively through access to pharmaceutical benefit and merchandising programs, disease management services and pharmaceutical care programs, and best-priced generic product purchasing services; Pharmacy Healthcare Solutions, which provides hospital pharmacy consulting to improve operational efficiencies; AmerisourceBergen Specialty Group, which delivers a comprehensive supply of disease-state based products in oncology, nephrology, vaccines, injectables and plasma to a variety of providers of healthcare; American Health Packaging, which delivers unit dose, punch card and unit-of-use packaging for institutional and retail pharmacy customers; and Rita Ann, our cosmetics distributor.

  . Expand Growth Opportunities through Healthcare Solutions for Our Suppliers. We have been developing solutions for our suppliers to improve the efficiency of the healthcare supply chain. Programs for suppliers to assist with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging and product data reporting are examples of value-added solutions we currently offer. We believe these services will continue to expand, further contributing to our revenue and income growth. We also intend to acquire companies that deliver complementary value-added products and services to our existing customers and suppliers, to enhance our position in the pharmaceutical supply chain.

..     Improve Operating and Capital Efficiencies. We believe we have one of the lowest operating cost structures among our major national competitors. We have developed merger integration plans to consolidate our existing pharmaceutical distribution facility network and establish new, more efficient distribution centers. More specifically, our plan is to have a distribution facility network consisting of 30 facilities in the next four to five years. We plan to accomplish this by building six new facilities, expanding seven facilities, closing 28 facilities and implementing a new warehouse operating system. During fiscal 2002, we closed seven facilities. We also intend to further reduce operating expenses as a percentage of revenue by eliminating duplicate administrative functions. These measures are designed to reduce marginal operating costs, provide greater access to financing sources and reduce the cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt "best practices" in warehousing activities and increase operating leverage due to increased volume per full-service distribution facility.

Operations

   Operating Structure.  AmerisourceBergen operates in two segments:
Pharmaceutical Division, primarily our wholesale and specialty drug distribution business, and PharMerica, our institutional pharmacy business.

   Pharmaceutical Distribution. The Pharmaceutical Distribution segment includes our core wholesale drug distribution business; ABSG, our pharmaceutical alternate care distribution business; and American Health Packaging, our pharmaceutical repackaging business. Pharmaceutical Distribution also includes a number of smaller specialty units in areas such as management reimbursement, consulting services, cosmetics distribution, and third party logistics services for pharmaceutical manufacturers. AmerisourceBergen is the largest distributor of pharmaceutical products and services in the United States.

   We principally distribute a full line of brand name and generic pharmaceuticals and over-the-counter medications throughout the United States from distribution centers in 27 states and Puerto Rico. These products are sold to institutional pharmacies, including hospitals, clinics, doctors' offices, and mail order pharmacies and retail pharmacies, such as independent community pharmacies and regional drugstore and food merchandising chain stores.

   Our core wholesale drug distribution business is organized into seven regions across the United States. Unlike our more centralized competitors, we are structured as an organization of locally managed profit centers. We believe that the delivery of healthcare is local and, therefore, the management of each distribution facility has responsibility for its own customer service and financial performance. These facilities utilize our corporate staff for national/regional account management, marketing, data processing, financial, purchasing, human resources, legal and executive management resources, and corporate coordination of asset and working capital management.

   PharMerica. Our second operating segment is PharMerica, a leading national provider of institutional pharmacy services in long-term care and alternate care settings. PharMerica also provides mail-order pharmacy services to chronically and catastrophically ill patients under workers' compensation programs.

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

   PharMerica's institutional pharmacy business involves the purchase of bulk quantities of prescription and nonprescription pharmaceuticals, principally from our Pharmaceutical Distribution segment, and the distribution of those products to residents in long-term care facilities. Unlike hospitals, most long-term care facilities do not have onsite pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies, such as PharMerica, to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. PharMerica's pharmacies dispense pharmaceuticals in patient-specific packaging in accordance with physician orders. In addition, PharMerica provides infusion therapy services and Medicare Part B products, as well as formulary management and other pharmacy consulting services.

   PharMerica's network of 115 locations covers a geographic area that includes over 80% of the nation's institutional/long-term care beds. Each PharMerica pharmacy typically serves customers within a 150-mile radius. PharMerica's workers' compensation business provides pharmaceutical claims administration and mail-order distribution. PharMerica's services include home delivery of prescription drugs, medical supplies and equipment and an array of computer software solutions to reduce the payor's administrative costs.

   Sales and Marketing. We have approximately 500 sales professionals organized regionally and specialized by customer type. Customer service representatives are located in distribution facilities in order to respond to customer needs in a timely and effective manner. In addition, a specially trained group of telemarketing representatives makes regular contact with customers regarding special promotions. Our corporate marketing department designs and develops the AmerisourceBergen array of value-added customer solutions. Tailored to specific customer groups, these programs can be further customized at the distribution facility level to adapt to local market conditions. Corporate sales and marketing also serves national account customers through close coordination with local distribution centers.

   Facilities. Each of our distribution facilities carries an inventory suited to the needs of the local market. The efficient distribution of small orders is possible through the extensive use of computerization and modern warehouse techniques. These include computerized warehouse product location, routing and inventory replenishment systems, gravity-flow racking, mechanized order selection and efficient truck loading and routing. We typically deliver our products to our customers on a daily basis. We utilize a fleet of owned and leased vans and trucks and contract carriers. Night product picking operations in our distribution facilities have further reduced delivery time. Orders are generally delivered in less than 24 hours.

   The following table presents certain information regarding AmeriSource and Bergen full-service pharmaceutical distribution centers on a pro forma combined basis for the last five fiscal years:

                                                     Fiscal Year Ended September 30,
                                                 -----------------------------------------------
                                                  1998      1999      2000      2001     2002
                                                  -------   -------   -------  -------  -------
                                                 (dollars in millions; square feet in thousands)
Operating revenue............................... $21,482   $24,340   $28,165   $31,779  $36,981
Number of pharmaceutical distribution facilities      54        55        54        51       44
Average revenue per distribution facility....... $   398   $   443   $   522   $   623  $   840
Total square feet (distribution facilities).....   5,591     5,765     5,736     5,599    5,219
Average revenue per square foot in whole dollars
  (distribution facilities)..................... $ 3,842   $ 4,222   $ 4,910   $ 5,676  $ 7,086

   Customers and Markets. We have a diverse customer base that includes acute care hospitals, health systems, independent community pharmacies, mail order pharmacies, alternate care facilities, and regional retail drugstore chains, including pharmacy departments of supermarkets and mass merchandisers. We are typically the primary source of supply for our customers. In addition, we offer a broad range of value-added solutions designed to enhance the operating efficiencies and competitive positions of our customers, allowing them to improve the delivery of healthcare to patients and consumers. During fiscal 2002, AmerisourceBergen's reported operating revenue for its Pharmaceutical Distribution segment was comprised of a sales mix of approximately 53% institutional and 47% retail.

   Sales to the federal government (including sales under separate contracts with different departments and agencies of the federal government), represented aproximately 9% of AmerisourceBergen's reported operating revenue in fiscal 2002. Including the Veterans Administration, AmerisourceBergen's top ten customers represented approximately 32% of reported operating revenue during fiscal 2002. Our revenues generated from bulk deliveries to customers' warehouses during fiscal 2002 primarily consisted of sales to Merck-Medco.

   Suppliers. AmerisourceBergen and its predecessors have obtained pharmaceutical and other products from a number of manufacturers, none of which accounted for more than approximately 9% of AmerisourceBergen's purchases in fiscal 2002. The five largest suppliers in fiscal 2002 accounted for approximately 37% of AmerisourceBergen's purchases. AmerisourceBergen has not experienced difficulty in purchasing desired products from suppliers in the past. We currently have agreements with many of our suppliers which generally require us to maintain an adequate quantity of a supplier's products in inventory. The majority of contracts with suppliers are terminable upon 30 days notice by either party. The loss of certain suppliers could adversely affect our business if alternate sources of supply are unavailable. We believe that our relationships with our suppliers are good.

   Management Information Systems. We continually invest in advanced management information systems and automated warehouse technology. Our management information systems provide for, among other things, electronic order entry by customers, invoice preparation and purchasing and inventory tracking. As a result of electronic order entry, the cost of receiving and processing orders has not increased as rapidly as sales volume. Our customized systems strengthen customer relationships by allowing the customer to lower its operating costs and by providing a platform for a number of the value-added services offered to our customers, including marketing data, inventory replenishment, single-source billing, computer price updates and price labels.

   AmerisourceBergen operates its full service pharmaceutical distribution facilities on two different centralized management information systems. One is the former AmeriSource system and the other is the former Bergen system. We are now in the process of integrating the systems into a common system, while maintaining our customers' ability to access the system through the order-entry system used by either company. This process is complex and will take several years to complete.

   We plan to continue to make system investments to further improve our information capabilities and meet our customer and operational needs. Currently, we are expanding our electronic interface with suppliers and now electronically process a substantial portion of our purchase orders, invoices and payments. We also intend to expand our use of warehouse automation systems.

Competition

   We engage in the wholesale distribution of pharmaceuticals and related healthcare solutions in a highly competitive environment. We compete with both national and regional distributors. Our national competitors include Cardinal Health, Inc. and McKesson Corporation. In addition, we compete with regional and local distributors, direct-selling manufacturers, warehousing chain drugstores and other specialty distributors. Competitive factors include value-added service programs, breadth of product, price, service and delivery, credit terms and customer support.

   PharMerica's competitors principally include national institutional pharmacies and long-term care company-owned captive pharmacies. We believe that the competitive factors most important in PharMerica's lines of business are quality and range of service offered, pricing, reputation with referral sources, ease of doing business with the provider and the ability to develop and maintain relationships with referral sources. One of PharMerica's competitors is significantly larger than PharMerica. In addition, there are relatively few barriers to entry in the local markets served by PharMerica and it may encounter substantial competition from local market entrants. PharMerica competes with numerous billing companies in connection with the portion of its business which electronically adjudicates workers' compensation claims for payors.

Employees

   As of September 30, 2002 we employed approximately 13,700 persons, of which approximately 12,500 were full-time employees. Approximately 7% of full and part-time employees are covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Government Regulation

     The U.S. Drug Enforcement Administration ("DEA"), the U.S. Food and Drug Administration ("FDA") and various state boards of pharmacy regulate the distribution of pharmaceutical products and controlled substances, requiring wholesale distributors of these substances to register for permits, meet various security and operating standards and comply with regulations governing their sale, marketing, packaging, holding and distribution. The FDA, DEA and State Pharmacy Boards have broad enforcement powers, including their ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As a wholesale distributor of pharmaceuticals and certain related products, we are subject to these regulations. We have received all necessary regulatory approvals and believe that we are in substantial compliance with all applicable wholesale distribution requirements.

   We (particularly in our PharMerica operations) and/or our customers are subject to fraud and abuse laws which preclude, among other things, (a) persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare or Medicaid and (b) physicians from making referrals to certain entities with which they have a financial relationship. The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretation.

     As part of various changes made to Medicare, in 1997 the United States Congress established the Prospective Payment System ("PPS") for Medicare patients in skilled nursing facilities. PPS pays a federal daily rate for virtually all covered skilled nursing facility services. Under PPS, PharMerica's skilled nursing facility customers are no longer able to pass through to Medicare their costs for certain products and services provided by PharMerica. Instead, PPS provides PharMerica's customers a federal daily rate to cover the costs of all eligible goods and services provided to Medicare patients, which may include certain pharmaceutical and other goods and services provided by PharMerica that were previously reimbursed separately under Medicare. Since the amount of skilled nursing facility Medicare reimbursement is limited by PPS, facility customers now have an increased incentive to negotiate with PharMerica to minimize the costs of providing goods and services to patients covered under Medicare. PharMerica continues to bill skilled nursing facilities on a negotiated fee schedule.

   PharMerica's reimbursements for pharmaceuticals provided under state Medicaid programs are also subject to government regulation. Since mid-2000, PharMerica has experienced the negative impact of two regulatory events which reduced reimbursements under state Medicaid programs, and it is expected that such lower reimbursements will continue into future years. The first event was the announcement by approximately 34 states of a significant reduction in Average Wholesale Price reimbursement levels for certain intravenous drugs provided to Medicaid beneficiaries. The second event was the Center for Medicare and Medicaid Services' reduction of Federal Upper Limit prices, which are used to set the reimbursement levels for numerous drugs dispensed to Medicaid beneficiaries.

   As a result of a wide variety of political, economic and regulatory influences, the healthcare delivery industry in the United States is under intensive scrutiny and subject to fundamental changes. We cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on us.

Health Information Practices

   HIPAA and related rules and regulations set forth health information standards in order to protect security and privacy in the exchange of individually identifiable health information. Significant criminal and civil penalties may be imposed for violation of these standards. Management is not currently in the position to estimate or predict the cost of compliance with HIPAA requirements.

Properties

   As of September 30, 2002, we conducted our business from office and operating unit facilities at owned and leased locations throughout the United States and Puerto Rico. In the aggregate, our operating units occupy approximately 8.0 million square feet of office and warehouse space which is either owned or leased under lease agreements which expire through 2010.

   Our 44 full service pharmaceutical distribution facilities range in size from approximately 39,000 square feet to 231,500 square feet, with an aggregate of approximately 5.2 million square feet. Leased facilities are located in Puerto Rico plus the following states: Arizona, California, Colorado, Florida, Georgia, Hawaii, Illinois, Kentucky, Massachusetts, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Texas, Utah and Washington. Owned facilities are located in the following states: Alabama, California, Georgia, Indiana, Kentucky, Massachusetts, Michigan, Mississippi, Missouri, Ohio, Oklahoma, Tennessee, Texas and Virginia. We utilize a fleet of owned and leased vans and trucks, as well as contract carriers to deliver our products. We consider our operating properties to be in satisfactory condition and well utilized with adequate capacity for growth.

   As of September 30, 2002, our PharMerica operations were located in 115 leased locations ranging in size from approximately 150 to 89,000 square feet and have a combined area of approximately 1.1 million square feet. The leases expire through 2010.

   As of September 30, 2002, the other business units within the pharmaceutical distribution segment (our pharmaceutical alternate site distribution business, our pharmaceutical repackaging businesses and our smaller specialty units) were located in sixteen leased and one owned locations. The locations range in size from approximately 2,000 square feet to 153,000 square feet and have a combined area of approximately 778,000 square feet. The leases expire through 2007.

   We own and lease an aggregate of approximately 315,000 square feet of general and executive offices in Orange, California and Chesterbrook, Pennsylvania, and lease approximately 28,000 square feet of data processing offices in Montgomery, Alabama. The leases expire through 2010.

                          DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

   We have a $1.3 billion senior secured credit facility with a syndicate of lenders. Our senior credit facility consists of a $1.0 billion revolving credit facility and a $300 million term loan facility, both maturing in August 2006. Our term facility has scheduled maturities on a quarterly basis beginning on December 31, 2002, totaling $60 million in each of fiscal 2003 and 2004, and $80 million and $100 million in fiscal 2005 and 2006, respectively. Interest on borrowings under our senior credit facility accrues at specified rates based on our debt ratings. Such rates range from 1.0% to 2.5% over LIBOR or 0% to 1.5% over prime. Currently, the rate is 1.5% over LIBOR or .50% over prime. Availability under the revolving credit facility is reduced by the amount of outstanding letters of credit ($62.4 million at September 30, 2002). We pay quarterly commitment fees to maintain the availability under the revolving credit facility at specified rates based on our debt ratings ranging from .25% to .50% of the unused availability. Currently, the rate is .375%. We can choose to repay or reduce our commitments under our senior credit facility at any time.

   Our senior credit facility contains affirmative covenants usual for facilities and transactions of this type. These covenants include the following:

  .   satisfactory insurance;

  .   payment of taxes;

  .   delivery of financial statements;

  .   maintenance of properties; and

  .   compliance with laws.

   Our senior credit facility also contains negative covenants restricting our ability to:

  .   incur indebtedness;

  .   create liens;

  .   enter into sale/leaseback arrangements;

  .   pay dividends and distributions;

  .   incur capital expenditures;

  .   merge, acquire and dispose of assets;

  .   make investments;

  .   enter into transactions with affiliates;

  .   make changes in businesses conducted; and

  .   amend certain material documents.

   Additional covenants require compliance with specified financial ratios, including a leverage ratio and a fixed charge ratio and maintenance of minimum tangible net worth. Obligations under our senior credit facility are unconditionally guaranteed by our current domestic subsidiaries, and will be unconditionally guaranteed by our future domestic subsidiaries, in each case, with certain exceptions.

AmeriSource Securitization

   Effective May 14, 1999, AmeriSource Corporation, through a consolidated wholly owned special-purpose entity, established a receivables securitization facility (the "ARFC Securitization Facility"). As amended, the ARFC Securitization Facility provides a total commitment of $400 million. Effective October 1, 2002, the Company effected an internal reorganization merging several of its subsidiaries. In particular, Bergen was merged with and into AmeriSource and AmeriSource changed its name to AmerisourceBergen Services Corporation. In addition, Bergen Brunswig Drug Company was merged with and into AmeriSource Corporation and AmeriSource Corporation changed its name to AmerisourceBergen Drug Corporation. In connection with such reorganization, both the ARFC Securitization Facility and the Blue Hill Securitization Program described below were amended to permit such reorganization and provide for the designation of the trade receivables of the merged AmerisourceBergen Drug Corporation which would be sold into the AFRC Securitization Facility and the Blue Hill Securitization Program. In connection with the ARFC Securitization Facility, AmerisourceBergen

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Drug Corporation sells on a revolving basis certain accounts receivables to a
100%-owned special purpose entity ("AFRC"), which in turn sells a percentage ownership interest in the receivables to a commercial paper conduit sponsored by a financial institution. AmerisourceBergen Drug Corporation is the servicer of the accounts receivables under the ARFC Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount receivable under the facility.

   The ARFC Securitization Facility has an expiration date of May 2004, although in certain circumstances the ARFC Securitization Facility may be terminated prior to such date. Interest is at a rate at which funds are obtained by the financial institution to fund the receivables (short-term commercial paper rates) plus a program fee of 38.5 basis points (2.12% at September 30, 2002). In order to borrow available amounts under this securitization facility, a back-up 364 day liquidity facility is required to be in place. The current liquidity facility expires in May 2003, but we expect that it will be renewed through May 2004. AmerisourceBergen Drug Corporation is required to pay a commitment fee of 25 basis points on any unused credit in excess of $25 million.

   The agreements governing the ARFC Securitization Facility contain restrictions and covenants which include limitations on the following:

  .   incurrence of additional indebtedness;

  .   the making of certain restricted payments;

  .   issuance of preferred stock;

  .   creation of certain liens; and

  . certain corporate acts such as mergers, consolidations and sale of substantially all assets.

Bergen Securitization

   Effective December 20, 2000, Bergen Brunswig Drug Company, through a consolidated wholly owned special-purpose entity, established a receivables securitization facility (the "Blue Hill Securitization Program"). As amended, the Blue Hill Securitization Program provides a total commitment of $450 million. In connection with the reorganization of Bergen Brunswig Drug Company and AmeriSource Corporation described above, the Blue Hill Securitization Program was amended to permit such reorganization and provide for the designation of the trade receivables of AmerisourceBergen Drug Corporation which would be sold into the Blue Hill Securitization Program. In connection with the Blue Hill Securitization Program, AmerisourceBergen Drug Corporation sells on a revolving basis certain accounts receivables to a 100%-owned special purpose entity ("Blue Hill"), which in turn sells a percentage ownership interest in the receivables to a commercial paper conduit sponsored by a financial institution. AmerisourceBergen Drug Corporation is the servicer of the accounts receivables under the Blue Hill Securitization Program. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount receivable under the program. The Blue Hill Securitization Program has an expiration date of December 2005.

   Interest is at short-term commercial paper rates plus a program fee of 75 basis points (2.49% at September 30, 2002). AmerisourceBergen Drug Corporation is required to pay a commitment fee of 25 basis points on any unused credit.

   The agreements governing the Blue Hill Securitization Program contains restrictions and covenants which include limitations on the following:

  .   incurrence of additional indebtedness;

  .   the making of certain restricted payments;

  .   issuance of preferred stock;

  .   creation of certain liens; and

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  .   certain corporate acts such as mergers, consolidations and sale of substantially all assets.

   Transactions under the ARFC Securitization Facility and the Blue Hill Securitization Program are accounted for as financing transactions in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

Blanco Revolving Credit Facility

   One of our subsidiaries has a $55 million bank revolving credit facility which expires on May 20, 2003. Borrowings under the facility bear interest at 0.35% above LIBOR. Borrowings under the facility are secured by a standby letter of credit under the senior credit facility for which we incur a fee of 1.625%, and therefore we are effectively financing this debt on a long-term basis through that arrangement.

AmerisourceBergen 8 1/8% Senior Notes

   In connection with the merger, we issued $500 million of 8 1/8% senior notes due September 1, 2008 (the "8 1/8% Notes"). The 8 1/8% Notes are redeemable at our option at any time before maturity at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and, under some circumstances, a redemption premium. Interest on the 8 1/8% Notes is payable on March 1 and September 1 of each year, commencing March 1, 2002.

   The indenture governing the 8 1/8% Notes contains covenants, subject to certain exceptions, restricting our ability and the ability of certain of our subsidiaries to incur additional indebtedness; create certain liens; pay dividends or make other equity distributions; purchase or redeem capital stock; make investments; sell assets or consolidate or merge with or into other companies; engage in transactions with subsidiaries and affiliates; and enter into sale and leaseback transactions.

Bergen Senior Notes

   On December 1, 1992, Bergen filed a $400 million shelf registration relating to debt securities which may be either senior or subordinated in priority of payment. Also on December 1, 1992, Bergen entered into a senior indenture (the "Indenture") with Chemical Trust Company of California, as senior trustee. The senior notes set forth below were issued pursuant to the shelf registration and the Indenture.

  7 3/8% Senior Notes

   On January 14, 1993, Bergen (now known as AmerisourceBergen Services Corporation) sold $150 million in aggregate principal amount of unsecured
7 3/8% Senior Notes due January 15, 2003. The 7 3/8% notes are not redeemable prior to maturity and are not entitled to any sinking fund. Interest on the 7 3/8% notes is payable semi-annually on January 15 and July 15 of each year.

   The Indenture contains covenants restricting the issuer's ability and the ability of certain of its subsidiaries to incur or permit to exist liens on their assets, except for permitted liens and to enter into sale and leaseback transactions, except permitted sale and leaseback transactions. The failure of the issuer and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 7 3/8% notes and can lead to the acceleration of the payment of the 7 3/8% notes.

  7 1/4% Senior Notes

   On May 23, 1995, Bergen (now known as AmerisourceBergen Services
Corporation) sold $100 million in aggregate principal amount of unsecured 7 1/4% senior notes due June 1, 2005. The 7 1/4% notes are not redeemable prior to maturity and are not entitled to any sinking fund. Interest on the 7 1/4% notes is payable semi-annually on June 1 and December 1 of each year.


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   The Indenture contains covenants restricting the issuer's ability and the ability of certain of Bergen's subsidiaries to incur or permit to exist liens on their assets, except for permitted liens and to enter into sale and leaseback transactions, except permitted sale and leaseback transactions. The failure of the issuer and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 7 1/4% notes and can lead to the acceleration of the payment of the 7 1/4% notes.

AmeriSource 5% Convertible Subordinated Notes

   In December 2000, AmeriSource (now known as AmerisourceBergen Services Corporation) issued $300 million of 5% convertible subordinated notes due December 1, 2007 (the "5% Notes"). The 5% Notes were originally convertible into Class A common stock of AmeriSource at $52.97 per share. Upon consummation of the merger, we entered into a supplemental indenture providing that each of the 5% Notes would thereafter be convertible into the number of shares of our common stock which the note holder would have received in the merger if the note holder had converted the 5% Notes immediately prior to the merger. The 5% Notes are convertible at any time before their maturity or their prior redemption or repurchase by us. On or after December 3, 2004, we have the option to redeem all or a portion of the 5% Notes that have not been previously converted. Interest on the 5% Notes is payable on June 1 and December 1 of each year, with the first payment made on June 1, 2001. Net proceeds from the 5% Notes of approximately $290.6 million were used to repay existing borrowings, and for working capital and other general corporate purposes. In connection with the issuance of the 5% Notes, the issuer incurred approximately $9.4 million of costs which were deferred and are being amortized over the term of the issue.

PharMerica 8 3/8% Senior Subordinated Notes

   On October 29, 2001, PharMerica, a wholly-owned subsidiary of AmerisourceBergen, completed a tender offer to purchase the remaining $123.5 million of its 8 3/8% notes which were not repurchased on the merger date. No notes were tendered in response to the offer, which was required as a result of the merger according to the terms of the indenture under which the 8 3/8% notes were issued. The notes receive interest on April 1 and October 1 of each year and are redeemable at our option at a redemption price equal to 104.19% of the aggregate principal amount to be redeemed, plus accrued and unpaid interest thereon through the date of redemption. The indenture contains certain restrictions on the sale, lease, conveyance or other disposition of assets, and the issuance or sale of equity interests, of PharMerica and certain of its subsidiaries.

Bergen 6 7/8% Exchangeable Subordinated Debentures

   In July 1986, Bergen (now known as AmerisourceBergen Services Corporation) issued $43 million of unsecured 6 7/8% exchangeable subordinated debentures due July 2011. During March 1990, $32.1 million principal amount of the 6 7/8% debentures was tendered and purchased pursuant to an offer from the issuer. Since March 1990, the issuer has redeemed an additional $2.5 million in aggregate principal amount plus accrued interest. The remaining unredeemed
6 7/8% debentures receive interest on January 15 and July 15 of each year.

   The failure of the issuer and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 6 7/8% debentures and can lead to the acceleration of the payment of the 6 7/8% debentures.

Bergen Trust Preferred Securities

   In connection with the merger, the Company assumed Bergen's Capital I Trust (the "Trust"), a wholly owned subsidiary of Bergen (now known as AmerisourceBergen Services Corporation). In May 1999, the Trust issued 12,000,000 shares of 7.80% Trust Originated Preferred Securities/SM/ (TOPrS/SM/) (the "Trust Preferred Securities") at $25 per security. The proceeds of such issuances were invested by the Trust in $300 million in aggregate principal amount of Bergen's 7.80% subordinated deferrable interest notes due June 30, 2039 (the

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"Subordinated Notes"). The Subordinated Notes represent the sole assets of the
Trust and bear interest at the annual rate of 7.80%, payable quarterly, and are redeemable by the Company beginning in May 2004 at 100% of the principal amount thereof. The Trust paid cash distributions of $23.4 million in fiscal 2002. The obligations of the Trust related to the Preferred Securities are fully and unconditionally guaranteed by the Company.

   Holders of the Trust Preferred Securities are entitled to cumulative cash distributions at an annual rate of 7.80% of the liquidation amount of $25 per security. The Trust Preferred Securities will be redeemable upon any repayment of the Subordinated Notes at 100% of the liquidation amount beginning in May 2004.

   Bergen (now known as AmerisourceBergen Services Corporation), under certain conditions, may cause the Trust to defer the payment of distributions for successive periods of up to 20 consecutive quarters. During such periods, accrued distributions on the Trust Preferred Securities will compound quarterly at an annual rate of 7.80%. So long as Trust Preferred Securities remain outstanding, there are certain restrictions on the Company's ability to declare or pay distributions on its capital stock; redeem, purchase or make a liquidation payment on any of its capital stock; and make interest, principal or premium payments on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Notes.

   In connection with the purchase price allocation, the carrying value of the Trust Preferred Securities was adjusted to fair value based on quoted market prices on the date of the merger. The difference between the fair value and the face amount of the Trust Preferred Securities is accreted to redemption value over the remaining term of the Trust Preferred Securities and is recorded as preferred distributions, net of income tax benefit, on the consolidated statement of operations.

   The Subordinated Notes and the related Trust investment in the Subordinated Notes have been eliminated in consolidation and the Trust Preferred Securities are reflected as outstanding in the accompanying consolidated financial statements.

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